EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Supernus Launches Oxtellar XR™ in the United States

Rockville, MD, February 1, 2013 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, today announced that Oxtellar XR tablets are now available for sale in the US.  Oxtellar XR is a novel once-daily extended release antiepileptic drug indicated for adjunctive therapy in the treatment of partial seizures in adults and in children 6 to 17 years of age.  The product has been shipped to major wholesalers in the market, and the Company’s sales force of approximately 75 sales representatives will start promoting the product on February 4.

“The commercial launch of Oxtellar XR marks the achievement of our vision of becoming a commercial organization marketing its own products in the CNS specialty pharma sector. It also confirms the long standing heritage we have in strong execution against our corporate goals said Jack Khattar, President & CEO, of Supernus.  I would like to thank all Supernus employees for their hard work and dedication that allowed us to deliver on our commitment to providing innovative therapeutic options to patients who suffer from epilepsy,” added Jack Khattar.

About Oxtellar XR

Oxtellar XR is a novel once- daily extended release formulation of oxcarbazepine. It is an antiepileptic drug (AED) indicated for adjunctive therapy in the treatment of partial seizures in adults and in children 6 to 17 years of age. The recommended daily dose for adults is 1200 mg to 2400 mg once per day, and for children 6 to17 years of age is 900 mg to 1800 mg depending on weight. The product is available in 150 mg, 300 mg and 600 mg extended-release tablets.

For full prescribing and safety information, click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has one marketed product for epilepsy, Oxtellar XR (extended-release oxcarbazepine), and one tentatively approved product for epilepsy, Trokendi XR™ (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to raise sufficient capital to implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s products and product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its products and product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets;the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s periodic reports and other filings made with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591